EXHIBIT 99.1

AMN Healthcare to Hold Virtual 2020 Annual Meeting of Shareholders

DALLAS and SAN DIEGO, April 3, 2020 /PRNewswire/ -- AMN Healthcare Services, Inc. (NYSE: AMN) today announced that, due to public health concerns relating to the novel coronavirus (COVID-19) pandemic, and to protect the health and well-being of its shareholders, directors and employees, AMN’s 2020 Annual Meeting of Shareholders (the “Annual Meeting”) will now be held virtually at 8:30 a.m. Central Time on April 22, 2020. The virtual meeting will provide shareholders the ability to participate, vote their shares, and ask questions during the meeting.

As described in the proxy materials for the Annual Meeting previously distributed, shareholders are entitled to participate in the Annual Meeting if they were a shareholder as of the close of business on February 24, 2020, the record date, or hold a legal proxy for the meeting provided by their bank, broker, or nominee. To be virtually admitted to the Annual Meeting, go to www.virtualshareholdermeeting.com/AMN2020 and enter your 16-digit control number that is provided on the notice you previously received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the proxy materials previously distributed may continue to be used to vote your shares in connection with the Annual Meeting.  The proxy statement and Annual Report are available on our Investor Relations website at http://www.amnhealthcare.investorroom.com.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry. For more information about AMN Healthcare, visit www.amnhealthcare.com.

Contact:

Randle Reece
AMN Healthcare
Director, Investor Relations
866.861.3229
investorrelations@amnhealthcare.com